QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

[TORYS LETTERHEAD]

July 21, 2005

The Thomson Corporation
Metro Center, One Station Place
Stamford, Connecticut 06902
United States

Ladies and Gentlemen:

We have acted as Canadian counsel for The Thomson Corporation, an Ontario corporation (the "Corporation"), in connection with the registration statement on Form S-8 being filed by the Corporation under the Securities Act of 1933, as amended, with respect to 28,000,000 common shares (the "Shares") of the Corporation, which may be issued by the Corporation pursuant to The Thomson Corporation 2005 U.S. Employee Stock Purchase Plan, The Thomson Corporation 2005 Global Employee Stock Purchase Plan and The Thomson Amended and Restated 2000 Stock Incentive Plan (collectively, the "Plans"). The opinion expressed below is limited to the laws of the Province of Ontario, including the federal laws of Canada applicable therein.

In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement and to the use of our name in the registration statement.

Very truly yours,

/s/ Torys LLP

QuickLinks

  EXHIBIT 5